Exhibit 10.41

HERBALIFE LTD.

EXECUTIVE INCENTIVE PLAN

HERBALIFE LTD.

EXECUTIVE INCENTIVE PLAN

1. Purpose. The purpose of this Herbalife Ltd. Executive Incentive Plan (the “Plan”) is to enable Herbalife Ltd. (the “Company”) to attract, motivate, reward and retain its executive officers by providing such individuals with incentive compensation based upon the success of the Company.

2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a)  “Award” means an opportunity granted to a Participant under Section 5 to receive an amount under the Plan.

(b)  “Board” means the Board of Directors of the Company.

(c)  “Certification” shall have the meaning set forth in Section 5(c).

(d) “Chief Executive Officer” means the chief executive officer of the Company, or the person performing the function of the principal executive office of the Company, as of the end of the year.

(e) “Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.

(f)  “Committee” means the Compensation Committee of the Board, or such other committee of the Board as may from time to time be designated by the Board to administer the Plan pursuant to Section 4.

(g) “Covered Employee” means, with respect to any year, the Chief Executive Officer, any other executive of the Company or of any Subsidiary who is a “covered employee” within the meaning of Section 162(m) of the Code, or any successor provision thereto, and any other executive of the Company.

(h) “Maximum Payment” shall have the meaning set forth in Section 5(b).

(i)  “Participant” means any executive of the Company or of a Subsidiary of the Company selected by the Committee pursuant to Section 5(a) to receive an Award under this Plan with respect to any given Year. A Participant may be a person who becomes an executive during the Year.

(j)  “Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue (including adjusted revenue, volume points, net sales and analogous financial measures), (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service.

 (k) “Shares” means the Company’s common shares, par value $.001, or a stock-based award, issued pursuant to and subject to the limitations of the Herbalife Ltd. 2004 Stock Incentive Plan or another stockholder-approved plan of the Company.

(l) “Subsidiary” means any corporation of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock.

(m) “Year” means a fiscal year.

3. Eligibility. The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer and such other Participants as shall be selected from time to time by the Committee.

4. Administration.

(a) Composition of the Committee. The Plan shall be administered by the Committee, as appointed from time to time. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote at a meeting or unanimous written consent. The Committee shall consist of two or more directors, each of whom is an “outside director” as such term is defined under Section 162(m) of the Code.

(b) Powers of the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms of an Award and whether an Award shall be paid in cash or Shares, not inconsistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) certify whether and the extent to which Performance Criteria have been satisfied in respect of a Year; (v) interpret and administer the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (vii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(c) Decisions of the Committee. All decisions, determinations and interpretations by the Committee regarding the Incentive Plan shall be final and binding on all covered individuals who are participants under the Incentive Plan. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A covered individual or other person claiming any benefits under the Incentive Plan may contest a decision or action by the Committee with respect to such person or an actual or potential incentive under the Incentive Plan only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

(d) Delegation of Authority. To the extent not inconsistent with the applicable provisions of Section 162(m) of the Code, the Committee may delegate to a subcommittee or to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

5. Awards

(a) Establishment of Incentive Program. Not later than 90 days after the commencement of each Year, the Committee may establish, in writing, the incentive program under this Plan for the Year by determining the performance bonus amount payable to each Participant pursuant to an Award under this Plan, which amount shall be based on one or more Performance Criteria and/or the level of achievement with respect thereto. The Committee shall for each Year, within such 90-day period, select (i) the target bonus amount for each Participant, (ii) the relevant Performance Criteria and their respective targets and (iii) the bonus amounts payable depending upon if and the extent to which the targets for such Performance Criteria are realized. In its sole discretion, the Committee may also reduce, but may not increase, an individual’s incentive calculated under an Award.

(b) Maximum Payment for Covered Employees. Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under an Award to any Covered Employee for any Year (such amount, the “Maximum Payment”) shall not exceed $5,000,000.

(c)  Certification. As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, if and the extent to which the Performance Criteria have been satisfied as and to the extent required by Section 162(m) of the Code (the “Certification”).

(d) Payment of Awards. Following the Certification, the Committee shall determine the amount, if any, actually to be paid under an Award to a Participant. The amount payable to a Covered Employee shall not exceed the Maximum Payment. The actual amount of the Award determined by the Committee for a Year shall be paid to each Participant at such time as determined by the Committee in its discretion. Awards shall be paid in cash or, in the Committee’s discretion, in Shares, or any combination thereof.

6. Generally Applicable Provisions

(a) Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan in whole or in part and, if suspended or terminated, may reinstate any or all of its provisions, except that without the consent of the Participant, no amendment, suspension or termination of the Plan shall be made which materially adversely affects Awards previously made to the Participant. Notwithstanding the foregoing, no amendment which is material for purposes of shareholder approval imposed by applicable law, including the requirement of Section 162(m) of the Code, shall be effective in the absence of action by the shareholders of the Company.

(b) Section  162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company or its Subsidiaries of the payment of Awards to Covered Employees.

(c) Section 409A of the Code. This Plan is not intended to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and shall be administered and interpreted to ensure that no Award under the Plan provides for a “deferral of compensation” within the meaning of Section 409A of the Code.

(d) Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

(e)  Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(f) Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(g)  Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

(h)  Construction. All references in the Plan to “Section” or “Sections,” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(i) Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

(j) Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed accordingly.

(k) Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the shares voting at a duly constituted meeting of the shareholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

(l) Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.